Exhibit 8.01

Subsidiaries of Oi S.A. – In Judicial Reorganization

Name of Subsidiary	Jurisdiction of Incorporation
Telemar Norte Leste S.A. – In Judicial Reorganization	Brazil
Portugal Telecom International Finance B.V. – In Judicial Reorganization	The Netherlands
Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization	The Netherlands
Rio Alto Gestão de Créditos e Participações S.A.	Brazil
CVTEL B.V.	The Netherlands
Carrigans Finance S.à R.L.	Luxembourg
PT Participações SGPS, S.A.	Portugal
Oi Móvel S.A. – In Judicial Reorganization	Brazil
Bryophyta SP Participações Ltda.	Brazil
Oi Serviços Financeiros S.A.	Brazil
SEREDE – Serviços de Rede S.A.	Brazil
Brasil Telecom Comunicação Multimídia Ltda.	Brazil
Dommo Empreendimentos Imobiliários Ltda.	Brazil
Brasil Telecom Call Center S.A.	Brazil
BrT Card Serviços Financeiros Ltda.	Brazil
Paggo Empreendimentos S.A.	Brazil
Paggo Administradora Ltda.	Brazil
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.	Brazil
Pointer Networks S.A.	Brazil
Vex WiFi Canadá Ltd.	Canada
Pointer Peru S.A.C.	Peru
Vex USA, Inc.	United States
Vex Venezuela, C.A.	Venezuela
Oi Investimentos Internacionais, S.A.	Portugal
Telecomunicações Públicas de Timor, S.A.	Portugal
Timor Telecom, S.A.	Timor
Africatel GmbH & Co. KG	Germany
Africatel Management GmbH	Germany
Africatel Holdings BV	The Netherlands
Directel – Listas Telefónicas Internacionais, Lda.	Portugal
Companhia Santomense de Telecomunicações SARL	São Tomé and Príncipe
PT Ventures, SGPS, S.A.	Portugal
STP Cabo SARL	São Tomé and Príncipe
Kenya Postel Directories Limited	Kenya
ELTA – Empresa de Listas Telefónicas de Angola, Lda.	Angola
Lista Telefónicas de Moçambique, Limitada	Mozambique
Directel Cabo Verde, Lda.	Cape Verde
Companhia ACT de Participações	Brazil
Companhia AIX de Participações	Brazil
Paggo Soluções e Meios de Pagamentos S.A.	Brazil